Exhibit 10.29

May 15, 2017

Rene “Chico” Moline

Dear Chico:

Congratulations! PAE is pleased to offer you the position of President, PAE ISR, reporting to John Heller, Chief Executive Officer (CEO).

Your start date will be determined upon acceptance of this offer and your starting wage will be $12,500.00 bi-weekly, less applicable tax withholdings and other legally required deductions, or $325,000.00 if annualized. This position is a full time position and is classified as “exempt” for purposes of the wage and hour laws. Therefore, your salary is intended to cover all hours worked and you are not entitled to overtime pay for hours worked over forty (40) in a work week. You will be eligible for the benefits plans in place for executives at this location.

You will participate in the Leadership Incentive Compensation Plan (LICP). Your LICP opportunity for the 2017 fiscal year is 75% of your annual base salary, with no pro-ration as your bonus will be calculated factoring the full year participation. Payout is based on a combination of PAE’s financial performance and your personal contributions. To the extent earned, payout, subject to applicable taxes and withholdings, is typically made in March following the plan year. You will receive documentation describing the terms and conditions of your LICP participation after you begin employment. This position is also eligible for a long term incentive plan which consists of performance units. You will receive 2,000,000 performance units subject to the terms and conditions in the company’s 2016 participation plan with a grant value of $1. 50 per unit. Details of this plan will be provided to you in a plan participation letter upon hire.

You will also receive a one-time sign-on bonus of $400,000.00, less applicable tax withholdings and other legally required deductions. By accepting this offer, you agree that you will be responsible for repaying the pro-rated bonus amount to PAE should you voluntarily terminate your employment with PAE prior to completing two full years of service with PAE. You further authorize PAE to deduct from any pending wages or expense reimbursements due to you upon termination either all or any portion of the amount you owe PAE from the bonus, to the maximum extent permitted by applicable law. This includes but is not limited to making deductions from any payments otherwise due to you, such as for unused PTO.

PAE has no interest in and would not accept the proprietary and confidential information of your prior employers or of any other third party. In addition, PAE prohibits your disclosure or use of any such information on behalf of PAE. By signing this offer letter below, you confirm: (1) that you are not bound by any agreement with any prior employer or other third party that would, by its terms, impose any restrictions on your work for any future employers, such as PAE; or (2) that you have provided PAE with

1320 North Courthouse Road, STE 800; Arlington VA, 22201

any such agreements. You will provide your current employer with two weeks’ notice of your resignation, and you will respond truthfully to any inquiries from that employer about your new employment. You will not bring any of your prior employer’s property to PAE, nor will you use any of your prior employer’s or any other third party’s confidential business information in your work for PAE.

As one of PAE’s senior executives, you will be eligible for 20 days of vacation per year as well as reimbursement of up to $2,000.00 annually in tax or financial planning assistance costs. You are also eligible to receive an annual reimbursement limited to two executive airline clubs at your discretion.

Should your employment be terminated by the Company for reasons other than cause, disability, or death, you will be eligible for severance equal to twelve (12) months of your base compensation at the time of termination, subject to the execution of an appropriate release.

Please understand that this offer of employment cannot be construed as an employment agreement and is not intended to imply any specific term of employment. Employment with PAE is “At-Will”, which means you’re your employment can be terminated by either PAE or you for any reason, at any time, with or without notice and without any severance obligation other than as expressly set forth in this offer letter.

All offers are contingent upon your satisfactory completion of our pre-employment screening process that includes drug testing and/ or security processing as required for your position. Please carefully review the requirements included with this letter as they contain important information, some of the conditions of your employment and other possible contingencies.

Please let us know your decision about this offer of employment within three days. If you choose to accept our employment offer, please sign electronically below. If we can answer any questions or provide additional information, please call Patricia Munchel, at (703) 717-6152. We look forward to hearing from you!

Sincerely,

/s/ Patricia Munchel
Patricia Munchel Senior Vice President, Human Resources

1320 North Courthouse Road, STE 800; Arlington VA, 22201

WAGE DEDUCTION AUTHORIZATION AGREEMENT

TO RECOVER SIGN-ON BONUS

On or about January 30, 2017 PAE (the “Company”) paid me $400,000.00, less applicable tax withholdings and other legally required deductions, as a one-time sign-on bonus (the “Bonus”) following my acceptance of the Company’s offer of employment on                     . I understand that in the event I voluntarily resign my employment prior to completing two full years of continuous service with PAE, I agree to repay the Company a pro-rated amount of $400,000.00, which is the total amount of the Bonus I received pro-rated by the number of days I was actually employed. I hereby voluntarily authorize the Company to deduct the Bonus from any pending wages or expense reimbursements due to me upon termination, to the maximum extent permitted by applicable law. This includes, but is not limited to, making deductions from any payments otherwise due to me, such as for unused paid time off.

By my signature below, I affirm that I consent to the payroll deduction(s) to recover the Bonus provided to me by the Company. This authorization is freely given. I understand that I am not required to provide this authorization as a condition of my employment with the Company. I further affirm that I have freely and voluntarily signed this Wage Deduction Authorization Agreement to Recover Sign-On Bonus.

Employee Printed Name: Rene Moline

Signature:	/s/ Rene Moline	Date:	24 May 2017

1320 North Courthouse Road, STE 800; Arlington VA, 22201